Merdinger, Fruchter, Rosen & Corso, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
888 SEVENTH AVENUE
NEW YORK, NEW YORK 10106

TEL: (212) 757-0400
FAX: (212) 757-0124

Securities and Exchange Commission
450 5th Street NW
Washington, DC 20549

Gentlemen:

We have read and agree with the comments in Item 4 of Form 8-K of Expressions Graphics, Inc dated March 28, 2001, except that in paragraph 1 our opinion as to substantial doubt as to the Company's ability to continue as a going concern was based upon the Company not having an established source of revenue, not "because the Company has incurred substantial losses from operations since inception and has a substantial deficit in its working capital and shareholder equity".

\S\ Merdinger, Fruchter, Rosen & Corso, P.C.
MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
Certified Public Accountants

New York, New York
August 8, 2001